Exhibit 10.10

SEVENTH AMENDMENT TO OFFICE LEASE

This SEVENTH AMENDMENT TO OFFICE LEASE (“Seventh Amendment”) is made as of      day of Oct 8, 2020 (the “Seventh Amendment Effective Date”), by and between T-C 888 BRANNAN OWNER LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord (as successor-in-interest to 888 Brannan LP) is the landlord and Tenant is the tenant under that certain Office Lease dated April 26, 2012 (the “Initial Lease”), as amended by that certain First Amendment to Lease dated as of December 10, 2013 (“First Amendment”), Second Amendment to Office Lease dated May 29, 2014 (“Second Amendment”), Letter Agreements dated April 26, 2012, November 7, 2012 and October 16, 2014, Third Amendment to Office Lease dated February 24, 2015 (“Third Amendment”), Fourth Amendment to Lease dated May 13, 2015 (“Fourth Amendment”), Fifth Lease Amendment executed by Tenant on June 14, 2017 (“Fifth Amendment”); and Sixth Amendment to Office Lease dated September 26, 2019 (“Sixth Amendment”) for premises in the Building known as 850 Brannan and 888 Brannan, consisting of (i) 31,099 RSF on the 2nd floor of the Building, (ii) 24,100 RSF (including mezzanine space) on the ground floor of the Building, (iii) 97,507 RSF on the 3rd floor of the Building, (iv) 59,098 RSF on the 4th floor of the Building, (v) 12,933 RSF on the 5th floor of the Building, (vi) 25,941 RSF on the 2nd floor of the Building and known as Suite 200, (vii) 2,309 RSF of common area corridor space located on the 2nd floor of the Building, and (viii) approximately 36,490 RSF on the 1st floor of the Building (collectively, the “Current Premises”). As used herein the term “Amended Lease” shall mean the Initial Lease amended as described above and the term “Lease” shall mean the Amended Lease as further amended by this Seventh Amendment.

B.    Tenant has requested the ability to use a portion of the First Floor Expansion Premises for temporary storage of Tenant’s personal property and Landlord has approved this request subject to the terms of this Seventh Amendment.

C.    The parties desire to amend the Amended Lease to temporarily modify the use of the First Floor Expansion Premises and make certain other modifications all as more fully set forth below.

D.    Except as otherwise specifically defined herein all capitalized terms shall have the meanings assigned in the Amended Lease.

AGREEMENT

In furtherance of the Recitals set forth above, which are incorporated herein by reference, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties acknowledge and agree to the following:

1.    Temporary Storage Use. Notwithstanding anything to the contrary contained in the Amended Lease, for a period of up to twelve (12) months (“Storage Term”) commencing on October 1, 2020 and ending on October 31, 2021, Tenant shall be permitted to use a portion of the First Floor Expansion Premises for the storage (“Storage Use”) of Tenant’s personal property and the personal property of Tenant’s employees (“Storage Items”). Tenant’s Storage Use shall be limited to the area outlined in the upper left hand corner of the floor plan attached as Exhibit A. Tenant shall be solely responsible for the proper and secure storage of all Storage Items and in no event shall Landlord be held or deemed responsible for any loss, damage, theft, or similar claims relating to the Storage Items. Any fencing or other barriers installed by Tenant in connection with the Storage Use shall be subject to Landlord’s prior reasonable approval. Tenant acknowledges and agrees that Landlord’s review and approval, if granted, of such fencing or other barriers are solely for the benefit of Landlord and to protect the interests of Landlord in the Building and the Premises, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the adequacy of such fencing or barriers to secure the Storage Items or of the compliance of such fencing or barriers with applicable Laws. Promptly after the Storage Term, Tenant, at its sole cost, shall remove any Tenant installed fencing or barriers, repair any damage to the Premises caused by the installation or removal of such items, and shall restore all impacted portions of the Premises to the condition which existed prior to such installation (reasonable wear and tear excepted).

Tenant acknowledges and agrees that the Storage Use is not an Approved Use (as defined in the Sixth Amendment) and that Landlord makes no representation or warranty that the Storage Use is permitted under applicable Laws. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Parties from and against any and all claims, losses, damages, liabilities, costs, and/or expenses arising from or related to Tenant’s use of the applicable portion of the First Floor Expansion Premises for the Storage Use (except to the extent caused by the negligence or willful misconduct of Landlord or a Landlord Party).

2.    Base Rent. Tenant shall continue to pay Base Rent for the First Floor Expansion Premises as provided in Section 2(a) of the Sixth Amendment, provided, however, Base Rent for the First Floor Expansion Premises shall be subject to a Rent Escalation as provided in Section 7(b) of the First Amendment until such time as Tenant obtains all necessary Operations Permits and commences regular operations within the First Floor Expansion Premises.

3.    Operating Expenses and Property Taxes. Tenant shall continue to pay Tenant’s Percentage Share of Operating Expenses and Property Taxes for the First Floor Expansion Premises as provided in the Amended Lease.

4.    Certified Access Specialist. This Section 4 is intended to comply with the terms of California Civil Code Section 1938 which requires a commercial property owner or lessor to state the following on every lease or rental agreement executed on or after January 1, 2017:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CAS inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

Pursuant to California Civil Code Section 1938, Landlord hereby advises Tenant that the Premises has not undergone an inspection by a CASp. In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

5.    OFAC Compliance.

(a)    Certification. Tenant certifies, represents, warrants and covenants that:

(i)    It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii)    It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(b)    Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Parties from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

6.    Disability Access Obligations Notice and Access Information Notice. Landlord and Tenant acknowledge and agree that, prior to the mutual execution and delivery of this Seventh Amendment, Landlord and Tenant have executed a Disability Access Obligations Notice pursuant to San Francisco Administrative Code Chapter 38 in the form attached hereto as Exhibit B. In addition, Tenant acknowledges receipt from Landlord of an Access Information Notice in Tenant’s requested language in the form attached hereto as Exhibit C, and Tenant hereby confirms that Tenant’s requested language is English. Tenant hereby waives any and all rights it otherwise might now or hereafter have under Section 1938 of the California Civil Code and Chapter 38 of the San Francisco Administrative Code.

7.    Landlord Legal Fees. Tenant agrees to reimburse Landlord for Landlord’s reasonable attorney fees incurred in the preparation and negotiation of this Seventh Amendment, up to a maximum of $2,500.00. Tenant shall pay such amounts to Landlord within thirty (30) days of Landlord’s written request.

8.    Brokers. Tenant warrants to Landlord that Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this Seventh Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant. Landlord shall indemnify, defend and hold Tenant harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Landlord.

9.    Entire Agreement. This Seventh Amendment and the Amended Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Seventh Amendment.

10.    Full Force and Effect. Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the parties. Tenant confirms that Landlord is not now and has not in the past been in default under the Lease, and Tenant has no claim against Landlord for damages or offset of any type.

11.    Authority. Each party acknowledges that it has all necessary right, title and authority to enter into and perform its obligations under this Seventh Amendment, that this Seventh Amendment is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Seventh Amendment on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party.

12.    Counterparts. This Seventh Amendment may be executed in one or more facsimile or pdf counterparts, each of which shall be deemed the original, but which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed this Seventh Amendment as of the Seventh Amendment Effective Date.

LANDLORD:

T-C 888 Brannan Owner LLC,
a Delaware limited liability company

By:	/s/ Mark Meehan
Name	Mark Meehan
Title:	Authorized Signatory

Date:	10/8/2020

TENANT:

AIRBNB, INC.,
a Delaware corporation

By	/s/ Tido Pesenti
Name:	Tido Pesenti
Title:	Head of Global Real Estate and Business Travel

Date:	10/8/2020

EXHIBIT A

EXHIBIT B

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, the Landlord, for the certain property located at 888 Brannan Street, San Francisco, California (the “Property”); please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

PLEASE NOTE: The Property may not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice.

LANDLORD:

T-C 888 Brannan Owner LLC, a Delaware limited liability company

By:	/s/ Mark Meehan
Name:	Mark Meehan
Title:	Authorized Signatory

Date:	10/8/2020

TENANT:

AIRBNB, INC., a Delaware corporation

By:	/s/ Tido Pesenti
Name:	Tido Pesenti
Title:	Head of Global Real Estate and Business Travel

Date:	10/8/2020

EXHIBIT C

SAN FRANCISCO SMALL BUSINESS COMMISSION’S

ACCESS INFORMATION NOTICE

[ATTACHED]